                                                                   EXHIBIT 10-24
--------------------------------------------------------------------------------
                         [LOGO OF FOOTHILL CORPORATION APPEARS HERE]


                          LOAN AND SECURITY AGREEMENT


                                 by and between


                               SPECTRADYNE, INC.


                                      and


                          FOOTHILL CAPITAL CORPORATION


                            Dated as of June 9, 1995



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

1.   DEFINITIONS AND CONSTRUCTION........................................    1
     1.1  Definitions....................................................    1
     1.2  Accounting Terms...............................................   16
     1.3  Code...........................................................   16
     1.4  Construction...................................................   16
     1.5  Schedules and Exhibits.........................................   17

2.   LOAN AND TERMS OF PAYMENT...........................................   17
     2.1  Revolving Advances.............................................   17
     2.2  Overadvances...................................................   18
     2.3  Interest:  Rates, Payments, and Calculations...................   18
     2.4  Crediting Payments; Application of Collections.................   19
     2.5  Statements of Obligations......................................   20
     2.6  Fees...........................................................   20

3.   CONDITIONS; TERM OF AGREEMENT.......................................   21
     3.1  Conditions Precedent to Initial Advance........................   21
     3.2  Conditions Subsequent to Initial Advance.......................   23
     3.3  Conditions Precedent to All Advances...........................   23
     3.4  Term...........................................................   24
     3.5  Effect of Termination..........................................   24
     3.6  Early Termination by Borrower..................................   24
     3.7  Termination Upon Event of Default..............................   25

4.   CREATION OF SECURITY INTEREST.......................................   25
     4.1  Grant of Security Interest.....................................   25
     4.2  Negotiable Collateral..........................................   26
     4.3  Collection of Accounts, General Intangibles, Negotiable
          Collateral.....................................................   26
     4.4  Delivery of Additional Documentation Required..................   26
     4.5  Power of Attorney..............................................   26
     4.6  Right to Inspect...............................................   27

5.   REPRESENTATIONS AND WARRANTIES......................................   27
      5.1  No Prior Encumbrances.........................................   27
      5.2  Eligible Accounts.............................................   28

      5.3  Inventory and Equipment.......................................   28
      5.4  Location of Inventory and Equipment...........................   28
      5.5  Inventory Records.............................................   28
      5.6  Location of Chief Executive Office; FEIN......................   28
      5.7  Due Organization and Qualification; No Subsidiaries...........   28
      5.8  Due Authorization; No Conflict................................   28
      5.9  Litigation....................................................   29
      5.10 No Material Adverse Change in Financial Condition.............   29
      5.11 Solvency......................................................   29
      5.12 Employee Benefits.............................................   29
      5.13 Environmental Condition.......................................   30
      5.14 Capital Stock.................................................   30
      5.16 Reliance by Foothill; Cumulative..............................   31

6.   AFFIRMATIVE COVENANTS...............................................   31
      6.1  Accounting System.............................................   31
      6.2  Collateral Reports............................................   31
      6.3  Schedules of Accounts.........................................   32
      6.4  Financial Statements, Reports, Certificates...................   32
      6.5  Tax Returns...................................................   33
      6.6  Inventory Reporting...........................................   33
      6.7  Claims........................................................   33
      6.8  Maintenance of Inventory and Equipment........................   33
      6.9  Taxes.........................................................   33
      6.10 Insurance.....................................................   34
      6.11 No Setoffs or Counterclaims...................................   34
      6.12 Location of Inventory and Equipment...........................   34
      6.13 Compliance with Laws..........................................   35
      6.14 Employee Benefits.............................................   35

7.   NEGATIVE COVENANTS..................................................   36
      7.1  Indebtedness..................................................   36
      7.2  Liens.........................................................   37
      7.3  Restrictions on Fundamental Changes...........................   37
      7.4  Extraordinary Transactions and Disposal of Assets.............   37
      7.5  Change Name...................................................   37
      7.6  Guarantee.....................................................   37
      7.7  Nature of Business; Fiscal Year...............................   37
      7.8  Prepayments...................................................   37
      7.9  Change of Control.............................................   37

      7.10  Capital Expenditures.........................................   37
      7.11  Consignments.................................................   38
      7.12  Distributions................................................   38
      7.13  Accounting Methods...........................................   38
      7.14  Investments..................................................   38
      7.15  Transactions with Affiliates.................................   38
      7.16  Suspension...................................................   39
      7.17  Compensation.................................................   39
      7.18  Use of Proceeds..............................................   39
      7.19  Change in Location of Chief Executive Office; Inventory and
            Equipment with Bailees.......................................   39

8.   EVENTS OF DEFAULT...................................................   39
      8.12  Financial Covenants..........................................   41
      8.13  Operational Covenants........................................   41

9.   FOOTHILL'S RIGHTS AND REMEDIES......................................   42
      9.1  Rights and Remedies...........................................   42
      9.2  Remedies Cumulative...........................................   45

10.  TAXES AND EXPENSES..................................................   45

11.  WAIVERS; INDEMNIFICATION............................................   46
      11.1  Demand; Protest; etc.........................................   46
      11.2  Foothill's Liability for Collateral..........................   46
      11.3  Indemnification..............................................   46

12.  NOTICES.............................................................   46

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER..........................   47

14.  DESTRUCTION OF BORROWER'S DOCUMENTS.................................   48

15.  GENERAL PROVISIONS..................................................   49
      15.1  Effectiveness................................................   49
      15.2  Successors and Assigns.......................................   49
      15.3  Section Headings.............................................   49
      15.4  Interpretation...............................................   49
      15.5  Severability of Provisions...................................   49
      15.6  Amendments in Writing........................................   49

      15.7  Counterparts; Telefacsimile Execution........................   49
      15.8  Revival and Reinstatement of Obligations.....................   50
      15.9  Integration..................................................   50

               SCHEDULES AND EXHIBITS

          Schedule P-1    Permitted Liens
          Schedule R-1    Real Property
          Schedule 5.9    Litigation
          Schedule 5.14   Capitalization
          Schedule 6.12   Location of Inventory and Equipment


          Exhibit G-1     Guaranty (Kalevision)
          Exhibit G-2     Guaranty (SpectraVision)
          Exhibit S-1     Security Agreement (Kalevision)
          Exhibit S-2     Security Agreement (SpectraVision)
          Exhibit S-3     Stock Pledge Agreement

                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


  THIS LOAN AND SECURITY AGREEMENT, is entered into as of June 9, 1995, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and SPECTRADYNE, INC., a Texas corporation ("Borrower"), with its chief executive office located at 1501 North Plano Road, Richardson, Texas 75081.

  The parties agree as follows:

  1. DEFINITIONS AND CONSTRUCTION.


     1.1. Definitions. As used in this Agreement, the following terms shall have the following definitions:



     "Account Debtor" means any Person who is or who may become obligated under,
     --------------
with respect to, or on account of an Account.


     "Accounts" means all currently existing and hereafter arising accounts,
      --------
contract rights, and all other forms of obligations owing to Borrower arising out of the sale, license, or lease of goods or General Intangibles or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.


     "Adjusted Total Liabilities" means the total of all Funded Debt of
      --------------------------
SpectraVision and its Subsidiaries, exclusive of (a) the Obligations, (b) any Funded Debt that arose prior to the Petition Date, and (c) any interest (including accreted interest) that accrues after the Petition Date with respect to Indebtedness that arose prior to the Petition Date.


     "Administrative Fees" means (a) the allowed professional fees and
      -------------------
disbursements incurred by (i) Borrower, and (ii) any statutory creditors' committee appointed in Borrower's Chapter 11 case and expenses of the members thereof, and (b) the fees of the United States Trustee pursuant to 28 U.S.C. (S) 1930.


     "Affiliate" means, as applied to any Person, any other Person directly or
      ---------
indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Agent" means Chemical Bank, in its capacity as agent for the Banks under
      -----
the Existing Credit Agreement.

    "Agreement" means this Loan and Security Agreement and any extensions,
      ---------
riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.


     "Annualized Consolidated EBITDA" means (a) with respect to the last day of
      ------------------------------
the first fiscal quarter of SpectraVision's fiscal year, Consolidated EBITDA for such fiscal quarter then ended times four (4), (b) with respect to the last day
                               -----
of the second fiscal quarter of SpectraVision's fiscal year, Consolidated EBITDA for such fiscal quarter then ended and the immediately preceding fiscal quarter times two (2), (c) with respect to the last day of the third fiscal quarter of
-----
SpectraVision's fiscal year, Consolidated EBITDA for such fiscal quarter then ended and the two immediately preceding fiscal quarters times one and one third
                                                        -----
(1.33), and (d) with respect to the last day of the fourth fiscal quarter of SpectraVision's fiscal year, Consolidated EBITDA for such fiscal quarter then ended and the three immediately preceding fiscal quarters.

     "Authorized Officer" means any officer of Borrower.
      ------------------

     "Average Unused Portion of Maximum Amount" means (a) the Maximum Amount;
      ----------------------------------------
less (b) the average Daily Balance of advances made by Foothill under Section
----                                                                  -------
2.1 that were outstanding during the immediately preceding month.
---

     "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. (S)
      ---------------
101 et seq.), as amended, and any successor statute.
    ------

     "Bankruptcy Court" means the United States Bankruptcy Court for Delaware.
      ----------------

     "Bankruptcy Court Order" means an order (including an initial order entered
      ----------------------
following an initial hearing and a final order entered following a final hearing) by a judge of the Bankruptcy Court, which order shall address, in form and substance acceptable to Foothill and its counsel, the following matters:


     (i) approval of Borrower's motion to obtain credit from Foothill on the basis described herein, and approval of the terms and provisions hereof;

     (ii) the grant of first priority liens and security interests to Foothill in and to the Collateral to secure the Obligations, and the enforceability of such liens and security interests;

     (iii)  the automatic perfection of such liens and security interests;

     (iv) the inability of Borrower to prime or surcharge the Collateral of Foothill or grant other liens or security interests thereon of equal or senior priority;

     (v) appropriate findings to ensure protection under Section 364(e) of the Bankruptcy Code if an appeal is taken;

     (vi) appropriate findings of fact that the amount sought for interim financing is necessary to avoid immediate and irreparable harm to Borrower pending a final hearing on the motion to obtain credit;

     (vii) appropriate findings regarding the adequacy of notice to creditors;

     (viii) the inability of Borrower to modify the rights of Foothill in a plan of reorganization without the consent of Foothill;

     (ix) subject to the prior payment of the Administrative Fees in an amount to be agreed upon by Foothill and Borrower, the provision of a super-priority administrative claim to Foothill pursuant to Section 364(c)(1) and limitations on payment of other administrative expenses prior to repayment of Foothill;

     (x) approval of the remedies available to Foothill upon the occurrence of an Event of Default;

     (xi) binding effect on successors and trustees in superseding proceedings; and

     (xii) interim relief from the automatic stay of Section 362 of the Bankruptcy Code as necessary to carry out the terms of the Loan Documents and to permit enforcement of Foothill's rights and remedies hereunder.

     "Bankruptcy Recoveries" means all actions, causes of action, and
      ---------------------
proceeds thereof arising from or related to the assertion by Borrower, or its successors, of any claims under Sections 365, 544, 545, 547, 548, 549, 550, 551, or 553(b) of the Bankruptcy Code.

     "Banks" means each of the financial institutions (other than Agent)
      -----
party to the Existing Credit Agreement.

     "Borrower" shall have the meaning ascribed thereto in the preamble to
      --------
this Agreement.

     "Borrower's Books" means all of Borrower's books and records
      ----------------
including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information.

     "Borrowing Base" has the meaning set forth in Section 2.1.
      --------------                                -----------

     "Business Day" means any day that is not a Saturday, Sunday, or other
      ------------
day on which national banks are authorized or required to close.

     "Canada" means Spectravision of Canada, Inc., a company organized
      ------
under the laws of Ontario, Canada.

     "Change of Control" shall be deemed to have occurred at such time as
      -----------------
(a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 30% of the total voting power of all classes of stock then outstanding of SpectraVision normally entitled to vote in the election of directors, or (b) SpectraVision shall fail to own free and clear of any liens of any Person (other than Permitted Liens) and control (without being subject to any voting trust, voting agreement, shareholders agreement, or any other agreement or arrangement limiting or affecting the voting of such stock) at any time not less than one hundred percent (100.0%) of the outstanding voting stock of SPI by vote (assuming that all convertible instruments, warrants, bonds, debentures, or options then outstanding held by Persons other than SpectraVision have been exercised), or (c) SPI shall fail to own free and clear of any liens of any Person (other than Permitted Liens) and control (without being subject to any voting trust, voting agreement, shareholders agreement, or any other agreement or arrangement limiting or affecting the voting of such stock) at any time not less than one hundred percent (100.0%) of the outstanding voting stock of Borrower by vote (assuming that all convertible instruments, warrants, bonds, debentures, or options then outstanding held by Persons other than Borrower have been exercised).

     "Closing Date" means the date of the initial advance hereunder.
      ------------

     "Code" means the California Uniform Commercial Code.
      ----

     "Collateral" means each of the following: the Accounts; the Bankruptcy
      ----------
Recoveries; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; the Real Property; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Bankruptcy Recoveries, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

     "Consolidated EBITDA" means, with respect to any fiscal period of
      -------------------
SpectraVision, the earnings, before deduction of fees payable under this Agreement, interest expense, taxes, depreciation, or amortization, of SpectraVision and its Subsidiaries, calculated on a consolidated basis in accordance with GAAP.

     "Consolidated Fixed Charges" means, with respect to any fiscal period
      --------------------------
of SpectraVision, the principal payments and interest expense (exclusive of fees payable under Section 2.6 hereof) of SpectraVision and its Subsidiaries that
              -----------
arise under Funded Debt first incurred after the filing by SpectraVision and its Subsidiaries of petitions commencing cases under the Bankruptcy Code, plus lease
                                                                      ----
payments of SpectraVision and its Subsidiaries under capital leases which were first entered into prior to the commencement of such cases, calculated on a consolidated basis in accordance with GAAP.

     "Consolidated Foothill Interest Expense" means, with respect to any
      --------------------------------------
fiscal period of SpectraVision, the interest expense of SpectraVision and its Subsidiaries, without duplication, owing to Foothill, calculated on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any fiscal
      -----------------------------
period of SpectraVision, the interest expense of SpectraVision and its Subsidiaries that is due and payable notwithstanding the filing by SpectraVision and its Subsidiaries of petitions commencing cases under the Bankruptcy Code, calculated on a consolidated basis in accordance with GAAP.

     "Cumulative Consolidated EBITDA" means (a) with respect to the last
      ------------------------------
day of September, 1995, Consolidated EBITDA for such fiscal quarter then ended,
(b) with respect to the last day of December, 1995, Consolidated EBITDA for such fiscal quarter then ended and the immediately preceding fiscal quarter, (c) with respect to the last day of the first fiscal quarter of SpectraVision's fiscal year 1996 or 1997, as applicable, Consolidated EBITDA for such fiscal quarter then ended, (d) with respect to the last day of the second fiscal quarter of SpectraVision's fiscal year 1996 or 1997, as applicable, Consolidated EBITDA for such fiscal quarter then ended and the immediately preceding fiscal quarter, (e) with respect to the last day of the third fiscal quarter of SpectraVision's fiscal year 1996 or 1997, as applicable, Consolidated EBITDA for such fiscal quarter then ended and the two immediately preceding fiscal quarters, and (f) with respect to the last day of the fourth fiscal quarter of SpectraVision's fiscal year 1996 or 1997, as applicable, Consolidated EBITDA for such fiscal quarter then ended and the three immediately preceding fiscal quarters.

     "Cumulative Consolidated Fixed Charges" means (a) with respect to the
      -------------------------------------
last day of September, 1995, Consolidated Fixed Charges for such fiscal quarter then ended, (b) with respect to the last day of December, 1995, Consolidated Fixed Charges for such fiscal quarter then ended and the immediately preceding fiscal quarter, (c) with respect to the last day of the first fiscal quarter of SpectraVision's fiscal year 1996 or 1997, as applicable, Consolidated Fixed Charges for such fiscal quarter then ended, (d) with respect to the last day of the second fiscal quarter of SpectraVision's fiscal year 1996 or 1997, as applicable, Consolidated Fixed Charges for such fiscal quarter then ended and the immediately preceding fiscal quarter, (e) with respect to the last day of the third fiscal quarter of SpectraVision's fiscal year 1996 or 1997, as applicable,

Consolidated Fixed Charges for such fiscal quarter then ended and the two immediately preceding fiscal quarters, and (f) with respect to the last day of the fourth fiscal quarter of SpectraVision's fiscal year 1996 or 1997, as applicable, Consolidated Fixed Charges for such fiscal quarter then ended and the three immediately preceding fiscal quarters.

     "Daily Balance" means the amount of an Obligation owed at the end of a
      -------------
given day.

     "Default" means an event, condition, or default which with the giving
      -------
of notice, the passage of time, or both, would be an Event of Default.

     "Discount Notes" means the approximately $209,500,000 (face amount) of
      --------------
11.50% senior notes due 2001 that were issued pursuant to the terms of the Discount Notes Indenture.

     "Discount Notes Indenture" means that Indenture, dated as of October
      ------------------------
1, 1993, by and among SpectraVision, SPI, Borrower, and First Trust National Association as trustee relative to the Discount Notes.

     "Early Termination Premium" has the meaning set forth in Section 3.6.
      -------------------------                               -----------

     "EDS" means Electronic Data Systems Corporation, a Texas corporation
      ---
and/or EDS Technical Products Corporation, a Texas corporation.

     "EDS Contracts" means (a) the Agreement for Phase I Information
      -------------
Technology Services, dated as of July 28, 1993, between Borrower and EDS, as amended up to the Petition Date, including pursuant to Addendum No. 4, dated as of January 1, 1995 and as further amended by Addendum No. 5, dated as of January 1, 1995, (b) the Phase II Information Technology Product and Service Agreement, dated as of August 27, 1993, between Spectradyne Inc., a Delaware corporation
(sic) and EDS, as amended up to the Petition Date, including pursuant to Addendum No. 2, dated as of January 1, 1995, as further amended by Addendum No. 3, dated January 1, 1995, and (c) the Personal Computer Functionality Agreement, dated as of July 28, 1993, between SpectraVision and EDS Technical Products Corporation, a Texas corporation, as amended up to the Petition Date, including pursuant to Addendum No. 1, dated as of January 1, 1995.

     "Eligible Accounts" means those Accounts created by Borrower in the
      -----------------
ordinary course of business that arise out of Borrower's sale, lease, or license of goods or General Intangibles or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from
--------  -------
time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall be net of the amount owed to Hotels and shall not include the following:

            (a) Accounts that the Account Debtor has failed to pay within ninety (90) days of invoice date or Accounts with selling terms of more than thirty (30) days and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within ninety
  (90) days of invoice date;

            (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

            (c) Accounts on terms by reason of which the payment by the Account Debtor may be conditional;

            (d) Accounts with respect to which the Account Debtor is not a resident of the United States;

            (e) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States;

            (f) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower, exclusive, however, of rights of Hotels to withhold payment of their percentage of the viewing charges which rights arise, in the ordinary course of business pursuant to the contractual arrangements between Borrower and the Hotels;

            (g) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed fifteen percent (15%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

            (h) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

            (i) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition; and

            (j)  Accounts that are payable in other than United States
  Dollars.

     "Equipment" means all of Borrower's present and hereafter acquired
      ---------
machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower's in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----
amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

     "ERISA Affiliate" means any trade or business (whether or not
      ---------------
incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with Borrower for purposes of the employee benefits requirements listed in IRC
Section 414(m)(4).

     "ERISA Event" means any one or more of the following:  (i) a Reportable
      -----------
Event with respect to a Qualified Plan or a Multiemployer Plan; (ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vi) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (vii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (viii) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

     "Event of Default" has the meaning set forth in Section 8.
      ----------------                               ---------

     "Existing Credit Agreement" means that certain Credit Agreement, dated as
      -------------------------
of October 5, 1993, among SpectraVision, Agent, and the Banks.

     "Exit Financing" shall have the meaning ascribed thereto in Section 3.6
      --------------                                             -----------
hereof.

     "FEIN" means Federal Employer Identification Number.
      ----

     "Foothill" has the meaning set forth in the preamble to this Agreement.
      --------

     "Foothill Expenses" means all:  costs or expenses (including taxes,
      -----------------
photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower or any Affiliate of Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower), defending, or concerning the Loan Documents, irrespective of whether suit is brought; and the reasonable fees and expenses (including reasonable attorneys fees and expenses) incurred by Participants in connection with the transactions contemplated by this Agreement on or before the Closing Date.

     "Funded Debt" means and refers to all Indebtedness of SpectraVision or its
      -----------
Subsidiaries of the type identified in clauses (a) through (d) of the definition of "Indebtedness."

     "GAAP" means generally accepted accounting principles as in effect from
      ----
time to time in the United States, consistently applied.

     "General Intangibles" means all of Borrower's present and future general
      -------------------
intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

     "Guaranties" means the Guaranty (Kalevision) and the Guaranty
      ----------
(SpectraVision).

     "Guaranty (Kalevision)" means that certain General Continuing Guaranty
      ---------------------
executed by Kalevision in favor of Foothill, substantially in the form of Exhibit G-1 attached hereto.
-----------

     "Guaranty (SpectraVision)" means that certain General Continuing Guaranty
      ------------------------
executed by SpectraVision in favor of Foothill, substantially in the form of Exhibit G-2 attached hereto.
-----------

     "Hazardous Materials" means all or any of the following:  (a) substances
      -------------------
that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

     "Hotels" means hotels, motels, and other lodging establishments.
      ------

     "Indebtedness" means: (a) all obligations of Borrower for borrowed money;
      ------------
(b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations of Borrower under capital leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

     "Insolvency Proceeding" means any proceeding commenced by or against any
      ---------------------
Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

     "International" means Spectradyne International, Inc., a Delaware
      -------------
corporation.

     "Inventory" means all present and future inventory in which Borrower has
      ---------
any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

     "IRC" means the Internal Revenue Code of 1986, as amended, and the
      ---
regulations thereunder.

     "Kalevision" means Kalevision Systems, Inc. - USA, a New York corporation.
      ----------

     "KSI" means Kalevision Systems, Inc., a company organized under the laws
      ---
of Ontario, Canada.

     "Loan Documents" means this Agreement, the Guaranties, the Lockbox
      --------------
Agreements, the Mortgage, the Security Agreement (Kalevision), the Security Agreement (SpectraVision), the Stock Pledge Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

     "Lockbox Account" shall mean the depositary account established pursuant
      ---------------
to the respective Lockbox Agreement.

     "Lockbox Agreements" means that certain Lockbox Operating Procedural
      ------------------
Agreement and that certain Depository Account Agreement, in form and substance satisfactory to Foothill, both of which is among Borrower, Foothill, and the Lockbox Bank.

     "Lockbox Bank" means Bank One, Texas, N.A.
      ------------

     "Maximum Amount" means $40,000,000.
      --------------

     "Mortgage" means a mortgage, deed of trust, or deed to secure debt,
      --------
executed by Borrower in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumbers the Real Property and the related improvements thereto.

     "Multiemployer Plan" means a multiemployer plan as defined in Sections
      ------------------
3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

     "Negotiable Collateral" means all of Borrower's present and future letters
      ---------------------
of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein one of Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

     "Obligations" means all loans, advances, debts, principal, interest
      -----------
(including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent obligations, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Foothill Expenses that one of Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

     "Order Entry Date" means the date on which the Bankruptcy Court enters the
      ----------------
interim Bankruptcy Court Order.

     "Overadvance" has the meaning set forth in Section 2.2.
      -----------                               -----------

     "Participant" means any Person, other than Foothill, that has committed to
      -----------
provide a portion of the financing contemplated herein.

     "Pay-Off Letter" means a letter, in form and substance reasonably
      --------------
satisfactory to Foothill, from the Agent respecting the amount necessary to repay in full all of the obligations of Borrower owing to the Agent and the Banks and obtain a termination or release of all of the security interests or liens existing in favor of the Agent for the benefit of the Banks in and to the properties or assets of Borrower.

     "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title
      ----
IV of ERISA, or any successor thereto.

     "Permitted Dispositions" means (a) sales or other dispositions by Borrower
      ----------------------
of obsolete or worn out Inventory or Equipment in the ordinary course of business, or (b) sales or other dispositions of Inventory or Equipment that do not exceed $1,000,000 in the aggregate during any consecutive twelve (12) month period, without any right of carryforward.

     "Permitted Liens" means: (a) liens and security interests held by
      ---------------
Foothill; (b) liens for unpaid taxes that are not yet due and payable; (c) liens, security interests, rights, or interests set forth on Schedule P-1
                                                             ------------
attached hereto and other immaterial liens and security interests not reflected on Schedule P-1 that Borrower, in good faith, did not have knowledge of as of
   ------------
the Petition Date so long as such other liens and security interests are released or terminated within forty five (45) days of the date of discovery thereof; (d) purchase money security interests, liens, rights, and interests of lessors under capital leases, in each case, to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long
                                                     ------------
as the security interest or lien only secures the purchase price of the asset;
(e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, eminent domain, condemnation, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law; and (h) exceptions listed in the title insurance or commitment therefor to be delivered by Borrower hereunder in respect of the Real Property.

     "Permitted Protest" means the right of Borrower to protest any lien, tax,
      -----------------
assessment, levy, non-consensual encumbrance, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (ii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the property or assets of Borrower.

     "Person" means and includes natural persons, corporations, limited
      ------
partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

     "Personal Property Collateral" means all Collateral other than the Real
      ----------------------------
Property and fixtures.

     "Petition Date" means the date on which Borrower files a case under
      -------------
Chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

     "Plan" means an employee benefit plan (as defined in Section 3(3) of
      ----
ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

     "Prohibited Transaction" means any transaction described in Section 406 of
      ----------------------
ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) or (d) of the IRC which is not exempt by reason of
Section 4975(c) of the IRC.

     "Qualified Plan" means a pension plan (as defined in Section 3(2) of
      --------------
ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

     "Real Property" means the parcel of real property and the related
      -------------
improvements thereto identified on Schedule R-1, and any estates or interests in
                                   ------------
real property hereafter acquired by Borrower.

     "Reference Rate" means the highest of the variable rates of interest, per
      --------------
annum, most recently announced by (a) Bank of America, N.T. & S.A., (b) Mellon Bank, N.A., and (c) Citibank, N.A., or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

     "Reportable Event" means any event described in Section 4043 (other than
      ----------------
Subsections (b)(7) and (b)(9)) of ERISA.

     "Scheduled Maturity Date" means June 15, 1997.
      -----------------------

     "Security Agreement (Kalevision)" means a Security Agreement between
      -------------------------------
Kalevision and Foothill pursuant to which Kalevision grants Foothill a security interest in substantially all of its accounts, equipment, general intangibles, documents, instruments, chattel paper, deposit accounts, and inventory, which agreement shall be substantially in the form of Exhibit S-1 attached hereto.
                                                -----------

     "Security Agreement (SpectraVision)" means a Security Agreement between
      ----------------------------------
SpectraVision and Foothill pursuant to which SpectraVision grants Foothill a security interest in substantially all of its accounts, equipment, general intangibles, documents, instruments, chattel paper, deposit accounts, and inventory, which agreement shall be substantially in the form of Exhibit S-2
                                                                 -----------
attached hereto.

     "Shortfall Reserve" means, as of the date of any determination, a Dollar
      -----------------
amount equal to (a) $150, times (b) the number obtained by subtracting the
                          -----
number of rooms under contract for the immediately preceding month from 475,000.

     "SpectraVision" means SpectraVision, Inc., a Delaware corporation.
      -------------

     "SPI" means SPI Newco, Inc., a Delaware corporation.
      ---

     "Stock Pledge Agreement" means a Stock Pledge Agreement among Borrower,
      ----------------------
KSI, Canada, International, and Foothill pursuant to which Foothill is granted a first priority security interest in all of the issued and outstanding shares of stock of each of Borrower's direct and indirect Subsidiaries, which agreement shall be substantially in the form of Exhibit S-3 attached hereto.
                                      -----------

     "Subordinated Notes" means the 11.50% senior subordinated reset notes due
      ------------------
2002 that were issued pursuant to the terms of the Subordinated Notes Indenture.

     "Subordinated Notes Indenture" means that Indenture, dated as of November
      ----------------------------
23, 1992, by and among SpectraVision, SPI, Borrower, and U.S. Trust Company of Texas, N.A. as trustee relative to the Subordinated Notes.

     "Subsidiary" means any corporation, association, partnership, joint
      ----------
venture, or other business entity of which a Person, directly or indirectly, either (i) with respect to a corporation, owns or controls 50% or more of the voting power and has the ability to elect at least a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) with respect to an association, partnership, joint venture or other business entity, is entitled to share in 50% or more of the profits and losses, however determined, and has voting control with respect thereto.

     "Unfunded Benefit Liability" means the excess of a Plan's benefit
      --------------------------
liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the IRC for the applicable plan year.

     "Voidable Transfer" has the meaning set forth in Section 15.8.
      -----------------                               ------------

      1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "SpectraVision" is used in respect of a financial covenant or a related definition, it shall be understood to mean SpectraVision on a consolidated basis unless the context clearly requires otherwise.

      1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.


      1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement to "rooms under contract" shall refer to the calculation of the number of rooms at Hotels as to which Borrower has an existing contract (including those that are on a month-to-month basis under the automatic renewal provisions of a contract) to provide pay movie entertainment and other programming directly to the guests thereof, such calculation to be made in accordance with the historical accounting practices of Borrower as of the Closing Date. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.


      1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.


 2.   LOAN AND TERMS OF PAYMENT


      2.1  Revolving Advances.  (a) Subject to the terms and conditions of this Agreement, from and after the Order Entry Date and up to the Scheduled Maturity Date, Foothill agrees to make revolving advances to Borrower in an amount at any one time outstanding not to exceed the Borrowing Base. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the result of: (i)(A) Thirty Million Dollars ($30,000,000), minus
(B) the Shortfall Reserve, plus (ii) an amount equal to the lesser of: (x)
                           ----
eighty percent (80%) of the
amount of Eligible Accounts, (y) an amount equal to seventy five percent (75%) of Borrower's collections with respect to Accounts for the immediately preceding sixty (60) day period, and (z) Ten Million Dollars ($10,000,000).

            (b)  Anything to the contrary in Section 2.1(a) above
                                             --------------
notwithstanding, Foothill may reduce its advance rates without declaring an Event of Default if it determines, in its reasonable credit judgment, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations, a material impairment of Borrower's prospects, or a material impairment of the value or priority of Foothill's security interests in the Collateral.

            (c) Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Amount.

            (d) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to
Section 2.3(d).  Borrower agrees to establish and maintain a single designated
--------------
deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms
                          -----------
and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

      2.2  Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Section 2.1 is
                                                               -----------
greater than either the dollar or percentage limitations set forth in Section
                                                                      -------
2.1 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the
---
amount of such excess to be used by Foothill to repay the Obligations.


      2.3  Interest:  Rates, Payments, and Calculations.


           (a) Interest Rate. All Obligations shall bear interest at a per annum rate of one and three-quarters (1.75) percentage points above the Reference Rate.

           (b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to five and three-quarters (5.75) percentage points above the Reference Rate.

           (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than eight and one-half percent (8.50%) per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum rate, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to the minimum rate.

           (d) Payments. Interest hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, and all Foothill Expenses (as and when incurred) to Borrower's loan account, which amounts thereafter shall accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

           (e) Computation. The Reference Rate as of the date of this Agreement is nine percent (9.00%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

           (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything
                                    --------  -------
contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall
           ---- -----
be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

      2.4   Crediting Payments; Application of Collections.  The receipt of any wire transfer of funds, check, or other item of payment by
Foothill (whether from transfers to Foothill by the Lockbox Bank pursuant to the Lockbox Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for three (3) Business Days of `clearance' at the rate set forth in Section 2.3(a) or Section
                                                      --------------    -------
2.3(b), as applicable, on all collections, checks, wire transfers, or other
------
items of payment that are received by Foothill (regardless of whether forwarded by the Lockbox Bank to Foothill, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board three (3) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lockbox Agreements) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's Operating Account (as such account is identified in the Lockbox Agreements) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.


      2.5 Statements of Obligations. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and, absent manifest error, such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error
                      ----------
or errors contained in any such statements.


      2.6   Fees.  Borrower shall pay to Foothill the following fees:


            (a) Closing Fee. A one time closing fee of Four Hundred Thousand Dollars ($400,000) which is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill in connection with this Agreement on the Closing Date;

            (b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to one-half of one percent (0.50%) per annum times the Average Unused Portion of the Maximum Amount;

            (c) Annual Facility Fee. On each anniversary of the Closing Date, a fee in an amount equal to Four Hundred Thousand Dollars ($400,000), such fee to be fully earned on each such anniversary;

            (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of One Thousand Five Hundred Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents; and, on each anniversary of the Closing Date, Foothill's customary fee of One Thousand Dollars ($1,000) per year for its loan documentation review; and

            (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Five Thousand Dollars ($5,000) per month.

 3.   CONDITIONS; TERM OF AGREEMENT.


      3.1  Conditions Precedent to Initial Advance.  The obligation of
Foothill to make the initial advance is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:


            (a)   the Closing Date shall occur on or before June 15, 1995;

            (b) Foothill shall have received UCC searches respecting each of Borrower and shall have received financing statements and fixture filings duly executed and delivered by each of Borrower;

            (c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                    i)   the Pay-Off Letter;

                   ii)   the Mortgage;

                  iii)   the Guaranties;

                   iv)   the Security Agreement (SpectraVision);

                    v)   the Lockbox Agreements;

                   vi)   the Stock Pledge Agreement;

            (d) Foothill shall have received possession of the original stock certificates respecting all of the issued and outstanding shares of stock of each of Borrower's Subsidiaries, together with stock powers with respect thereto endorsed in blank, to be held pursuant to the terms and conditions of the Stock Pledge Agreement;

            (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party and authorizing specific officers of Borrower to execute same;

            (f) Foothill shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

            (g) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the appropriate officer of the jurisdiction of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

            (h) Foothill shall have received a certificate from the insurance carrier(s) regarding the policies of insurance, together with the endorsements thereto, as are required by Section 6.10 hereof, the form and
                                         ------------
substance of which shall be satisfactory to Foothill and its counsel;

            (i) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

            (j)  Foothill shall have received a copy of the Subordinated
Notes Indenture, together with a certificate of the Secretary of SpectraVision certifying same to be a true and correct and complete copy thereof;

            (k) Foothill shall have received a copy of the Discount Notes Indenture, together with a certificate of the Secretary of SpectraVision certifying same to be a true and correct and complete copy thereof;

            (I) Foothill shall have received a copies of the EDS Contracts, together with a certificate of the Secretary of Borrower certifying same to be a true and correct and complete copies thereof;

            (m) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing Borrower's commencement of a case in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code;

            (n) the Order Entry Date shall have occurred on or before June 15, 1995;

            (o) Foothill shall have entered into a participation agreement with a financial institution acceptable to Foothill providing for such participant's participation in not less than twenty million dollars ($20,000,000) of the Maximum Amount, and such participation agreement shall be in full force and effect; and

            (p) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

      3.2 Conditions Subsequent to Initial Advance. The following shall be conditions subsequent to the making of the initial advance hereunder, shall be, from and after the applicable date set forth herein, conditions precedent to the making of further advances hereunder, and the failure to comply with any provision of this Section 3.2 shall, from and after the applicable date set
                  -----------
forth herein, constitute an Event of Default:

            (a) on or before the date that is thirty (30) days following the Closing Date, Foothill shall have received a policy of title insurance in form and content acceptable to Foothill, in its reasonable discretion, with respect to the Real Property;

            (b) on or before the date that is thirty (30) days following the Closing Date, Foothill shall have received environmental reports with respect to the Real Property; the environmental consultants retained for such reports, the scope of the reports, and the results of the reports shall be satisfactory to Foothill, in its reasonable discretion; and

            (c) on or before the date that is thirty (30) days following the Closing Date, Foothill shall have received an executed unlimited general continuing guaranty by Canada of the Obligations, a security agreement granting Foothill a security interest in all the tangible and intangible personal property and assets of Canada to secure Canada's obligations under such guaranty, and all financing statements or other filings necessary or appropriate to perfect such security interest, all in form and substance satisfactory to Foothill.

      3.3 Conditions Precedent to All Advances. The following shall be conditions precedent to all advances hereunder:

            (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

            (b) no Default or Event of Default shall have occurred and be continuing on the date of such advance, nor shall either result from the making thereof;

            (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance shall have been issued and remain in force by any governmental authority against Borrower or Foothill;

            (d) the initial Bankruptcy Court Order, until entry of the final Bankruptcy Court Order, and, thereafter, the final Bankruptcy Court Order shall remain in full force and effect; and

            (e) no motion shall have been filed requesting (i) the appointment of a trustee in Borrower's Chapter 11 case, or (ii) the conversion of Borrower's Chapter 11 case into a liquidating Chapter 11 case or a case under Chapter 7 of the Bankruptcy Code.

      3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the Scheduled Maturity Date. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

      3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated.


      3.6   Early Termination by Borrower.  (a) The provisions
of Section 3.4 to the contrary notwithstanding, Borrower has the option, at any
   -----------
time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations, together with a premium (the "Early Termination Premium") equal to Two Hundred Thousand Dollars ($200,000).


            (b) In addition, in the event that Borrower succeeds in obtaining the confirmation of a plan of reorganization, Foothill shall have the right of first refusal to provide any financing provided for in or contemplated by such plan of reorganization ("Exit Financing"). If Borrower provides Foothill with a copy (in accordance with the requirements of Section 12 hereof) of a commitment
                                             ----------
to provide Exit Financing from another lender(s), Foothill shall furnish Borrower with Foothill's written commitment to provide such Exit Financing within fifteen (15) days of Foothill's receipt thereof. Failure to provide such commitment within such period shall be deemed to be a refusal by Foothill to provide such Exit Financing. In the event that Foothill fails, or refuses, to commit to provide Exit Financing to Borrower within such period on terms substantially similar to, or more favorable to Borrower than, the terms contained in such commitment provided by Borrower to Foothill and if, within ninety (90) days thereafter, Borrower accepts such commitment from such other lender(s) and obtains such committed financing on the terms set forth in such commitment letter, then Borrower shall have no obligation to Foothill with respect to the Early Termination Premium. The Exit Financing terms referred to in the preceding sentence include the principal amount, pricing (including interest, fees, and expenses), collateral requirements, credit support (i.e., guaranties, letters of credit), advance rates, financial and negative covenants, and tenor. In the event that Borrower obtains Exit Financing without honoring the above-granted right of first refusal in favor of Foothill (either because it doesn't extend the financing opportunity to Foothill or because it doesn't accept an Exit Financing proposal from Foothill on terms substantially similar to, or more favorable to Borrower than, the terms contained in the commitment provided by Borrower to Foothill), then Borrower shall pay the Early Termination Premium to Foothill in connection with such repayment irrespective of whether it occurs on the Scheduled Maturity Date or otherwise. If Foothill provides the Exit Financing to Borrower, then no Early Termination Premium shall be payable in connection with such refinancing of the Obligations outstanding hereunder.

Borrower and Foothill hereby acknowledge that the Early Termination Premium is an integral component of the pricing of the credit facility hereunder and shall be a claim of Foothill against Borrower from the date hereof that merely needs the foregoing conditions to be satisfied in order for such claim to be due and payable.

      3.7 Termination Upon Event of Default. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall
                                                              -----------
be deemed included in the Obligations.


  4.  CREATION OF SECURITY INTEREST.


      4.1   Grant of Security Interest.  Borrower hereby grants to
Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Personal Property Collateral shall attach to all such Collateral without further act on the part of Foothill or Borrower. The security interest granted herein and the liens granted in the Mortgage are in addition to, and not in limitation of, any and all liens granted in the Collateral pursuant to the terms of the Bankruptcy Court Order. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.


      4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.


      4.3   Collection of Accounts, General Intangibles, Negotiable
Collateral.  On or before the Closing Date, Foothill, Borrower, and the
Lockbox Bank shall enter into the Lockbox Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that are received by the Lockbox Bank are to be forwarded by the Lockbox Bank to Foothill on a daily basis. At any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable

Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower.


      4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.


      4.5    Power of Attorney.  Borrower hereby irrevocably makes,
constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of
                              -----------
the documents described in Section 4.4; (b) at any time that an Event of Default
                           -----------
has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

      4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.


 5.   REPRESENTATIONS AND WARRANTIES.

      Borrower represents and warrants to Foothill as follows:

      5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.


      5.2 Eligible Accounts. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a calculation or certification thereof to Foothill, bona fide existing obligations created by the sale and delivery of goods or General Intangibles or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, or counterclaims.


      5.3. Inventory and Equipment. All Inventory and Equipment is now and at all times hereafter shall be of good and servicable quality, normal wear and tear excepted.


      5.4 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and, other than Inventory that, in the ordinary course of Borrower's business, is located at an Account Debtor's place of business, are located only at the locations identified on Schedule 6.12 or otherwise permitted
                                            -------------
by Section 6.12.
   ------------

      5.5 Inventory Records. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.


      5.6 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 75-1371891.


      5.7 Due Organization and Qualification; No Subsidiaries. Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral. Except as set forth on Schedule 5.14,
                                                          -------------
SpectraVision has no Subsidiaries.


      5.8 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and, except for the Existing Credit Agreement, are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.


      5.9 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.9; and (c) matters arising
                                           ------------
after the date hereof that, if decided adversely to Borrower would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral.


      5.10 No Material Adverse Change in Financial Condition. All financial statements relating to Borrower that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's (or SpectraVision's, as applicable) financial condition as of the date thereof and its results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the latest financial statements submitted to Foothill on or before the Closing Date.


      5.11 Solvency. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.


      5.12 Employee Benefits. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur
(x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.


     5.13 Environmental Condition. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.


      5.14   Capital Stock.


             (a) Set forth on Schedule 5.14 is the following information
                              -------------
regarding SpectraVision: (i) the number of authorized shares of each class of SpectraVision's common and preferred stock; and (ii) the number of shares outstanding of each such class of shares. All of the outstanding capital stock of SpectraVision has been validly issued and is fully paid and non-assessable.

             (a) Set forth on Schedule 5.14 is a complete and accurate list of
                              -------------
SpectraVision's Subsidiaries, showing: (a) the jurisdiction of their incorporation; (b) the number of shares of each class of common and preferred stock authorized for each of SpectraVision's Subsidiaries; and (c) the number outstanding and the percentage of the outstanding shares of each such class owned (directly or indirectly) by SpectraVision or one or more of its Subsidiaries. All of the outstanding capital stock of each of SpectraVision's Subsidiaries has been validly issued and is fully paid and non-assessable.

             (c) Except as set forth on Schedule 5.14, no capital stock (or any
                                        -------------
securities, instruments, warrants, option, or purchase rights, conversion or exchange rights, calls, commitments, or claims of any character convertible into or exercisable for capital stock) of SpectraVision or any of its Subsidiaries is subject to issuance under any security, instrument, warrant, option or purchase rights, conversion or exchange rights, call, commitment, or claim of any right, title, or interest therein or thereto.

      5.15 Assets of SPI. Other than the ownership by SPI of the issued and outstanding capital stock of Borrower, SPI has no properties or assets (including intangible assets) having a value in excess of $100,000.


      5.16 Reliance by Foothill; Cumulative. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.


  6.  AFFIRMATIVE COVENANTS.


      Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

      6.1 Accounting System. Maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower also shall keep proper books of account showing all sales, claims, and adjustments to its Inventory.


      6.2  Collateral Reports. Deliver to Foothill, no later than the fifteenth
(15th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. No less frequently than monthly, original sales invoices evidencing sales shall be mailed by Borrower to each Account Debtor with, at Foothill's request, a copy to Foothill. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports, sales journals, invoices, and other documentation respecting sales and servicing arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill. In addition, from time to time, Borrower shall deliver to Foothill such other and additional financial and collateral financial and collateral information or documentation as Foothill may request.


      6.3 Schedules of Accounts. With such regularity as Foothill shall require, but in no event less frequently than monthly, provide Foothill with schedules describing all Accounts, the number of rooms under contract, and the average revenue per room per day. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.


      6.4    Financial Statements, Reports, Certificates. Deliver to Foothill:
(a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety
(90) days after the end of each of Borrower's fiscal years, financial statements of SpectraVision for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall be prepared on a consolidated and a consolidating basis and shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management.


      Together with the above, Borrower also shall deliver to Foothill SpectraVision's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by SpectraVision with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by SpectraVision to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral or the financial condition of Borrower.

     Each month, together with the financial statements provided pursuant to
Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by its
--------------
chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of the subject Person; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder and under the other Loan Documents; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any Default or Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

     Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

     6.5 Tax Returns. Deliver to Foothill copies of Borrower's and SpectraVision's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.


     6.6 Inventory Reporting. From time to time hereafter, but not less frequently than monthly, execute and deliver to Foothill a report regarding Borrower's Inventory specifying Borrower's cost therefor and further specifying such other information as Foothill may reasonably request.


     6.7 Claims. Allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Within five (5) Business Days of the date thereof, Borrower shall notify Foothill of all disputes and claims if they are in amounts that exceed those that customarily arise in the ordinary course of business.


     6.8 Maintenance of Inventory and Equipment. Keep and maintain the Inventory and Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value (subject to normal depreciation) and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Inventory or Equipment to become a fixture to real estate or an accession to other property, and the Inventory and Equipment is now and shall at all times remain personal property.


     6.9 Taxes. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of them by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower shall make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits. The foregoing to the contrary notwithstanding, Borrower shall not be required to pay or discharge any such assessment or tax so long as the validity thereof shall be the subject of a Permitted Protest.


     6.10    Insurance.


             (a) At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to its ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

             (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as a loss payee thereof as its interest may appear, shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

     6.11 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.


     6.12 Location of Inventory and Equipment. Other than Inventory or Equipment that is in transit, Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule 6.12 (except that, on the Closing
                                    -------------
Date and for the thirty days thereafter, such Schedule 6.12 need not list
                                              -------------
locations of Account Debtors of Borrower at which Inventory or Equipment is located, so long as such Schedule 6.12 is amended to include all states and
                         -------------
counties in which such Inventory or Equipment is located not later than the thirtieth day following the Closing Date); provided, however, that Borrower may
                                           --------  -------
amend Schedule 6.12 so long as such amendment occurs by means of the delivery by
      -------------
Borrower to Foothill of a written report not less frequently than monthly (such that a change in location or additional location will be disclosed to Foothill within thirty (30) days of the date on which the Inventory or Equipment is moved to such new location), so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

     6.13 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.


     6.14    Employee Benefits.


             (a) Promptly deliver to Foothill a written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

             (b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to
Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or
(z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA;
(vi) the adoption of any new Plan that is subject to Title IV of ERISA or
Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

 7.    NEGATIVE COVENANTS.


       Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do (and, with respect to Sections 7.1 and 7.2, will not permit any of its
                             --------------------
Subsidiaries to do) any of the following without Foothill's prior written consent:

 7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:


         (a)  Indebtedness evidenced by this Agreement;

         (b)  Indebtedness evidenced by the Discount Notes;

         (c)  Indebtedness evidenced by the Subordinated Notes;

         (d)  Indebtedness secured by Permitted Liens; and

         (e)  refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), and (d) of this Section 7.1 (and continuance
                                                  -----------
or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower,
(ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

 7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(e) and so long as the replacement liens secure only those assets or
--------------
property that secured the original Indebtedness).


     7.3 Restrictions on Fundamental Changes. Enter into any acquisition, merger, consolidation, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.


     7.4 Extraordinary Transactions and Disposal of Assets. Except for Permitted Dispositions, enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets.

     7.5 Change Name. Change Borrower's name, FEIN, business structure, or identity, or add any new fictitious names.


     7.6     Guarantee. Except as permitted by Section 7.1 hereof, guarantee or
                                               -----------
otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.


     7.7 Nature of Business; Fiscal Year. Make any change in the principal nature of Borrower's business operations or the date of its fiscal year.


     7.8     Prepayments. Except in connection with a refinancing permitted by
Section 7.1(e), prepay any Indebtedness owing to any third Person.
--------------

     7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.


     7.10 Capital Expenditures. Make any capital expenditure, or any commitment therefor, in excess of One Million Dollars ($1,000,000) for any individual transaction or where the aggregate amount of such capital expenditures, made or committed for in (a) fiscal year 1995, is in excess of Thirty Five Million Dollars ($35,000,000), (b) fiscal year 1996, is in excess of Thirty Two Million Nine Hundred Thousand Dollars ($32,900,000), and (c) fiscal year 1997, is in excess of Twenty Eight Million Three Hundred Thousand Dollars ($28,300,000).


     7.11 Consignments. Consign any Inventory or sell or lease any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale or lease.


     7.12 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding. The foregoing to the contrary notwithstanding, so long as no Default or Event of Default has occurred and is continuing, Borrower may pay cash dividends to SPI so long as SPI immediately declares and pays a cash dividend of the same amount to SpectraVision to enable SpectraVision to make payment of directors and officers insurance premiums, fees payable to its directors, and other ordinary and reasonable operating expenses of SpectraVision and SPI, in each case consistent with budgeted amounts previously provided to Foothill, so long as such dividends are applied promptly to pay such amounts and that in any event they do not exceed in the aggregate One Million Nine Hundred Thousand Dollars ($1,900,000) in any fiscal year of Borrower.


     7.13 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or payroll service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide

Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

     7.14 Investments. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person.


     7.15 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.


     7.16 Suspension. Suspend or go out of a substantial portion of its business.


     7.17 Compensation. Increase the annual fee or per-meeting fees paid to directors during any year by more than fifteen percent (15%) over the prior year; pay or accrue total cash compensation, during any year, to officers in an aggregate amount in excess of one hundred fifteen percent (115%) of that paid or accrued in the prior year.


     7.18 Use of Proceeds. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, (i) to repay the outstanding principal, accrued interest, and accrued fees and expenses owing to Agent and the Banks under the Existing Credit Agreement in accordance with the Pay-Off Letter; and (ii) to pay transactional costs and expenses incurred in connection with this Agreement; and, thereafter, (b) consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.


     7.19 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provide any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

 8.  EVENTS OF DEFAULT.


     Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

     8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);


     8.2     (a) If Borrower fails or neglects to perform, keep, or
observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Accounting System), 6.2 (Collateral Reports), 6.3 (Schedule of
----------------------------------------------------------------------------
Accounts), 6.4 (Financial Statements), 6.5 (Tax Returns), 6.8 (Maintenance of
-----------------------------------------------------------------------------
Inventory and Equipment), or 6.13 (Compliance with Laws) of this Agreement and
--------------------------------------------------------
such failure continues for a period of five (5) days from the date of such failure or neglect; or (b) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement or in any of the other Loan Documents (other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8);
                          ---------


     8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral;


     8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;


     8.5 If a trustee is appointed in Borrower's Chapter 11 case, or if Borrower's Chapter 11 case becomes a liquidating Chapter 11 case or is converted to a case under Chapter 7 of the Bankruptcy Code;


     8.6 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;


     8.7 (a) If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to the United States Government, or any department, agency, or instrumentality thereof, becomes a lien, whether choate or otherwise, upon any of Borrower's properties and assets; or (b) if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower's assets by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof unless such lien, levy, assessment, taxes, or debts are the subject of a Permitted Protest and any lien or levy is removed within sixty (60) days of the attachment thereof;

     8.8 If a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's properties or assets;


     8.9 (a) If there is a default in any material agreement (other than one or more of the EDS Contracts) to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder; or (b) If, without the prior written consent of Foothill, the rights of Borrower under any one of the EDS Contracts that constitutes an "executory contract" or an "unexpired lease" (as those terms are used in Section 365 of the Bankruptcy Code) are terminated; provided, however, that the foregoing shall not
                                 --------  -------
apply to any executory contract that may not be assumed or assigned under
Section 365(c)(2) of the Bankruptcy Code;


     8.10 If Borrower make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms hereof and by the subordination provisions applicable to such Indebtedness;

     8.11 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

     8.12    Financial Covenants. The failure of SpectraVision to maintain:


             (a) Minimum Annualized Consolidated EBITDA. A minimum level of Annualized Consolidated EBITDA of at least (i) $13,000,000 during fiscal year 1995, (ii) $21,300,000 during fiscal year 1996, and (iii) $27,200,000 during fiscal year 1997, in each case measured on a fiscal quarter-end basis;

            (b) Minimum Fixed Charge Coverage Ratio. A ratio of aggregate Cumulative Consolidated EBIDTA divided by Cumulative Consolidated Fixed Charges of at least (i) 1.00:1.0 during fiscal year 1995, (ii) 1.50:1.00 during fiscal year 1996, and (iii) 1.75:1.0 during fiscal year 1997, in each case, measured on a fiscal quarter-end basis; and

            (c) Maximum Adjusted Total Liabilities. A maximum amount of Adjusted Total Liabilities of $35,000,000, measured on a fiscal month-end basis.

     8.13    Operational Covenants.  The failure of Borrower to maintain:


             (a) Minimum Number of Rooms. A minimum number of rooms under contract of at least (i) 530,000 during the second fiscal quarter of fiscal year 1995, (ii) 505,000 during the third fiscal quarter of fiscal year 1995,
(iii) 487,000 during the fourth fiscal quarter of fiscal year 1995, (iv) 473,000 during fiscal year 1996, and (v) 464,000 during fiscal year 1997, measured on a fiscal quarter-end basis; and

             (b) Minimum Revenue Per Room. Average revenue per room per day of at least (i) $0.450 during fiscal year 1995, (ii) $0.535 during fiscal year 1996, (iii) $0.615 during fiscal year 1997, measured on a fiscal quarter-end basis.

     8.14 If the obligation of any guarantor or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

     8.15 If (a) with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan;
(vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC; or (b) the Unfunded Benefit Liability of all of the Plans of Borrower and its ERISA Affiliates shall, in the aggregate, exceed One Hundred Thousand Dollars ($100,000).


 9.  FOOTHILL'S RIGHTS AND REMEDIES.


     9.1 Rights and Remedies. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, but subject to any applicable terms and conditions set forth in the Bankruptcy Court Order, if any, do any one or more of the following, all of which are authorized by Borrower:


             (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

             (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

             (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Personal Property Collateral and without affecting the Obligations;

             (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

             (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

             (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Foothill so requires, and to make the Personal Property Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to be prior or superior to its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

             (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

             (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

             (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and, to the maximum extent permitted by law, Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

             (j) Apply to the bankruptcy court where any case of Borrower filed under the Bankruptcy Code is pending, upon 48 hours notice to Borrower, Borrower's counsel, counsel for the official creditors committee in such case, the United States Trustee, and EDS (which 48 hours notice hereby conclusively is agreed to be sufficient notice), for one or more of the following forms of relief: (a) appointment of an examiner for Borrower; (b) appointment of a trustee for Borrower; (c) conversion of a Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code; or (d) dismissal of the bankruptcy case. Borrower hereby expressly agrees that 48 hours notice shall be adequate notice for the requesting of the foregoing specified forms of relief in the event of the occurrence and continuation of an Event of Default hereunder, and Borrower expressly waives any right to object to the adequacy of notice in connection with a request for any of the foregoing specified forms of relief if such 48 hours notice is given and an Event of Default is found to exist. Nothing in this paragraph shall limit the right of Foothill to apply to the bankruptcy court in which any bankruptcy case of Borrower is pending for such other or further relief as may be justified and appropriate, and nothing in this paragraph shall limit the other rights and remedies of Foothill provided for elsewhere in this Agreement or in any other Loan Document;

            (k) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

             (l) Foothill shall give notice of the disposition of the Personal Property Collateral as follows:

                  (1) Foothill shall give Borrower and each holder of a security interest in the Personal Property Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

                  (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least ten (10) days
                                            ----------
before the date fixed for the sale, or at least ten (10) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses as they have furnished to Foothill;

                  (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least ten
(10) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

             (m)  Foothill may credit bid and purchase at any public sale; and

             (n) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

             (o)  In addition to the foregoing rights in this Section 9.1,
                                                              -----------
Foothill shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents, including, the Mortgage.

     9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.


 10. TAXES AND EXPENSES.


     If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, but after giving effect to any right of Permitted Protest, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in
Section 6.10, and take any action with respect to such policies as Foothill
------------
deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

 11. WAIVERS; INDEMNIFICATION.


     11.1. Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

     11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.


     11.3 Indemnification. Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, Participants, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, including any claim of any broker or finder, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document. This provision shall survive the termination of this Agreement.


 12.    NOTICES.


        Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

     If to Borrower:     SPECTRADYNE, INC.
                         1501 North Plano Road
                         Richardson, Texas 75081
                         Attn: Mr. Richard Gozia

     with copies to:     HAYNES AND BOONE, L.L.P.
                         901 Main Street, Suite 3100
                         Dallas, Texas 75202
                         Attn:  William R. Hays III, Esq.

     If to Foothill:     FOOTHILL CAPITAL CORPORATION
                         11111 Santa Monica Boulevard
                         Suite 1500
                         Los Angeles, California 90025-3333
                         Attn:  Business Finance Division Manager
     with copies to:     BROBECK, PHLEGER & HARRISON
                         550 South Hope Street
                         Los Angeles, California 90071
                         Attn:  John Francis Hilson, Esq.

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other
                                                            ----------
than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

     13.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

             THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE), IT BEING THE INTENT OF THE PARTIES THAT FEDERAL LAW SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO WITHOUT REGARD TO THE APPLICATION OF ANY PROVISION OF STATE LAW. TO THE EXTENT THAT FEDERAL LAW WOULD APPLY THE LAW OF ANY STATE AS THE FEDERAL RULE FOR THE PURPOSES OF THIS AGREEMENT, THE PARTIES AGREE THAT THE LAWS OF THE STATE OF CALIFORNIA (EXCLUSIVE OF SECTION 9102(4)-(8) OF THE CODE, SECTIONS 580a, 580d AND 726 OF THE CODE OF CIVIL PROCEDURE, AND THE PROVISIONS OF THE VEHICLE CODE THAT REQUIRE THE NOTATION OF A SECURED PARTY'S LIEN UPON THE CERTIFICATE OF TITLE) SHALL BE USED TO SUPPLEMENT APPLICABLE FEDERAL LAW.

             THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.

             BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE

TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

 14. DESTRUCTION OF BORROWER'S DOCUMENT.

     All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four
(4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

 15. GENERAL PROVISIONS.

     15.1. Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

     15.2    Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any
         --------  -------
rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

     15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

     15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.


     15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.


     15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.


     15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.


     15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.


     15.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation



                              By__________________________
                              Title:_______________________


                              SPECTRADYNE, INC.,
                              a Texas corporation



                              By__________________________
                              Title:_______________________